PURCHASE AGREEMENT

          AGREEMENT OF PURCHASE AND SALE dated as of December 3, 1996, among (A) SEACOR MARINE, INC., a Delaware corporation ("Purchaser"),
     (B) SEACOR HOLDINGS, INC., a Delaware corporation ("SEACOR Holdings"),
     (C) WAVELAND MARINE SERVICE, INC., a Louisiana corporation ("Seller"), and (D) F.C. Felterman, Ernest Felterman, D. Lee Felterman, and Daniel
     C. Felterman (each individually a Stockholder and collectively the "Stockholders").

          1.   SALE OF ASSETS AND BUSINESS OF THE SELLERS.
               (a) Upon the terms and subject to the provisions of Section 7(f) hereof and subject to the other provisions set forth in this Agreement, the Seller will sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase from the Seller, all the assets set forth in Schedule 1.1 hereto (such assets, excluding the
      Excluded Assets (as hereinafter defined), being hereinafter called the "Purchased Assets"). The Purchased Assets include, without limitation, those assets referred to and listed in Schedules 1.1, 3.1, 7.1, and 9.7 (except for the name "Waveland").

               (b) Anything hereinabove contained to the contrary notwithstanding, the Purchased Assets shall not include any assets of the Seller not listed on one of the aforementioned Schedules, including the following (hereinafter collectively called the "Excluded Assets"):

                    i)   cash on hand and cash equivalents;

                    ii)  cash value of life insurance;
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               (iii)     accounts and notes receivable;

               (iv)      prepaid expenses, utility and similar deposits;

               (v)       any insurance policies;

               (vi)      the capital construction fund accounts; and

               (vii)     any interest in real property.

               (c) After the Closing, all books and records of Seller related to the Purchased Assets shall be maintained at the office building at 115 Landry Street, Patterson, Louisiana, to be leased by Acadian Offshore Services, Inc. (the "Office Building") and shall be available at all times for inspection and copying by officers, attorneys, accountants and other authorized representatives of Purchaser. If Seller shall desire to dispose of any such books and records (which it shall have the right to do after the expiration of six years after the Closing Date) or remove any such books and records from the Office Building, Seller shall, before making such disposition or so removing such books and records, give Purchaser a reasonable opportunity, at Purchaser s cost and expense, to copy such books and records as it may select.

          2.   PURCHASE PRICE, PAYMENT, ALLOCATION, RISK OF LOSS.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, Purchaser will pay to Seller at the closing on the Closing Date, subject to the provisions of Section 7(c) hereof, as the aggregate purchase price for the Purchased Assets listed on Schedule
     1.1 hereof, cash in the amount of $15,400,000 (which shall be paid by wire transfer

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     received before the close of banking business on the Closing Date to an account or accounts designated by Seller to Purchaser in writing prior to the Closing Date), subject to adjustment, credit and reserves as follows:

                    i) the purchase price shall be adjusted upward to reflect all of the Seller s costs, to the date of closing, associated with that certain supply boat, Shipyard Hull No. 113 (the "Supply Boat"), currently under construction at Houma Fabricators shipyard. The adjustment shall consist of:

                         a) reimbursement for all progress payments made by or, to the extent that Seller has a reimbursement obligation with respect to any payment made on its behalf, on behalf of Seller under the contract under which the Supply Boat is being constructed;

                         b)   reimbursement for all reasonable and
                              documented out-of-pocket costs, as listed on
                              Schedule 2.1 hereto, incurred by or, to the extent that Seller has a reimbursement obligation with respect to any payment made on its behalf, on behalf of Seller in connection with the financing and construction of the Supply Boat;


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                         c)   interest on the amounts reimbursed under (a)
                              and (b) above, calculated at an annual rate of 8.5 percent from the date on which the funds were advanced until the Closing Date;

                         d) a premium equal to 10 percent of the amounts reimbursed under (a) and (b) above (but excluding any funds expended on or after October 24, 1996).

                         In exchange, Purchaser shall acquire all of Seller s right, title and interest in and under all contracts relating to the construction and outfitting of said Supply Boat. Purchaser shall also assume all of Seller s obligations under such construction and outfitting contracts; and

                              ii) the purchase price shall be adjusted for certain events of loss as provided in
                                   Section 2(c) hereof.
     In addition, as to all personal property taxes which have actually been prepaid by Seller, the Purchaser shall reimburse Seller on the Closing Date for all such prepaid property taxes, prorated from the Closing Date to reflect the fact that Purchaser shall be responsible for such taxes from and as of the Closing Date and Seller shall be responsible for such taxes to the Closing Date. Purchaser shall be responsible for all sales, use, and ad valorem taxes arising as a consequence of the purchase of the Purchased Assets.



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               (b)  The Purchaser and Seller have agreed upon the
     allocation of the purchase price to the various assets included in the Purchased Assets, as set forth in Schedule 1.1 hereto.

               (c) As of and after the time at which the transactions contemplated by this Agreement are consummated (the "Closing"), risk of loss of the Purchased Assets purchased by Purchaser shall be borne by Purchaser. Prior to the Closing, risk of loss of the Purchased Assets shall be borne by Seller. In the event of an actual, constructive, agreed or compromised total loss ("Total Loss") of any Purchased Asset prior to the Closing, the purchase price shall be reduced by 114.29% of the allocated purchase price of the asset so lost as set forth in Schedule 1.1 hereto, which Schedule 1.1 shall be conclusive for the purposes of allocating purchase price in the event of a Total Loss. In such event, all insurance proceeds in connection with such casualty shall be for the sole account of Seller, and Purchaser shall have no claim whatsoever to same. The purchase price shall not be reduced in the event any of the Purchased Assets sustains a loss or other casualty other than a Total Loss prior to the Closing, it being understood and agreed that the sale and purchase of the Purchased Assets shall be, except as otherwise set forth in this Agreement, on an as is, where is basis at the time of inspection of such assets (as set forth on Schedule 10.1 hereto), subsequent ordinary wear and tear excepted. However, in the event of a loss of or casualty to a Purchased Asset other than a Total Loss prior to the Closing, the Seller agrees to arrange and pay for any repair to such asset, or if appropriate and with the consent of Purchaser, assign to Purchaser any claim

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     relating to such asset under Seller s insurance policies, any insurance proceeds received by or owed to Seller on account of such asset, and any other claim or cause of action relating to such asset, together with funds sufficient to cover any self-insured or deductible amount payable in connection with such casualty or loss. Purchaser shall have the opportunity to make a full investigation of each Purchased Asset prior to the Closing Date, and Purchaser accepts title to the Purchased Assets without any warranty on the part of Seller as to fitness for any intended purpose, merchantability, or condition except as otherwise provided herein.

          3.   ASSUMPTION OF CERTAIN CONTRACTS AND INDEMNITIES.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, Purchaser will assume on the Closing Date by appropriate instruments and will pay, perform and discharge, or cause to be paid, performed and discharged, only such debts, obligations, contracts and liabilities of Seller incurred up to and including the Closing Date (A) arising under uncompleted orders entered into by Seller for the purchase of materials, supplies and equipment for the requirements of the Seller s business in the ordinary course and which are ordinarily expended, (B) arising under such contracts, leases, plans and other commitments set forth in Schedule 3.1 hereto, and (C) arising under contracts the assignments of which are subject to the provisions of Section 7(f) hereof, but only to the extent that, under the terms of any such completed orders or other instruments referred to in (A), (B) and (C), payment or performance by Seller under the terms thereof is required after (and not prior to) the Closing

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     Date (such assumed obligations to the extent so assumed, being hereinafter referred to collectively as the "Assumed Liabilities"). Seller shall be fully indemnified by Purchaser against any such Assumed Liabilities in accordance with the provisions of Section 14 of this Agreement. It is expressly understood and agreed that, except for the Assumed Liabilities, Purchaser has not agreed to and shall not assume any other debts, obligations, contracts, or liabilities of any of the Seller (the "Retained Liabilities"), including but not limited to, any of the following:

                    i) any obligations or liabilities of Seller under this Agreement;

                    ii) any debts, obligations, contracts or liabilities for expenses, taxes and fees incident to the preparation of this Agreement or the consummation of the transactions contemplated hereby (other than as provided elsewhere in this Agreement) including, without limitation, all counsel and special auditing fees and brokerage commissions, if any;

                    iii) any debts, obligations, contracts or liabilities
                         in respect of taxes, and reserves for deferred taxes, in each case relating only to periods ending on or before the Closing Date;

                    iv) any Environmental Costs and Liabilities (as that term is defined in Section 9) of Seller or any predecessors or affiliated companies of Seller resulting from, caused by, or arising out of, directly or


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                         indirectly, the conduct of the business of the
                         Seller or the Seller s ownership, operation, or lease of any properties or assets or any assets previously used in the business by Seller or any predecessor or affiliated companies of Seller at any time prior to or on the Closing Date, provided
                                                                   --------
                         that, nothing herein is intended to affect any
                         ----
                         rights that Seller may have against any
                         predecessor of Seller;

               (v) any and all liabilities and obligations of Seller arising from or relating to the employment or termination of employment of any person with respect to the business on or prior to the Closing Date;

                (vi) any liability or obligation of Seller arising under or in respect of any agreements, undertakings or commitments to the extent that payment or performance thereof is required, by the terms thereof, prior to the Closing Date;

                (vii) any liabilities of the business of the Seller relating to the Purchased Assets or arising out of the operation of Seller s business prior to the Closing Date; and

                (viii) any debt, contract, liability, or obligation of Seller not expressly assumed by Purchaser pursuant to this Section 3 and any matter


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                         not to be assumed as expressly set forth in any of
                         the Schedules hereto.

               (b) All debts, obligations, contracts and liabilities of the Seller not specifically assumed by the Purchaser pursuant to the first sentence of Section 3(a) hereof shall remain the sole responsibility of the Seller, and Purchaser shall be fully indemnified against such debts, obligations, contracts, and liabilities by Seller in accordance with the provisions of Section 14 of this Agreement.

          4.   ALTERNATE FORMS OF TRANSACTION; GUARANTEE.

               (a) Purchaser may elect, by written notice to Seller prior to the Closing Date, to effect the purchase of assets and assumption of obligations as contemplated by this Agreement through one or more direct or indirect subsidiaries (either presently existing or established for that purpose) of SEACOR Holdings, the parent of Purchaser. In such event, any transfers to and assumptions by the Purchaser contemplated hereby shall, to the extent specified in such election, be made to and by such subsidiaries.

               (b) Purchaser may elect, by written notice to Seller prior to the Closing Date, to effect the purchase of assets and assumption of obligations as contemplated by this Agreement through one or more qualified intermediaries, as that term is defined under Section 1031 of the Internal Revenue Code. In such event, any transfers to and assumptions by the Purchaser contemplated hereby shall, to the extent specified in such election, be made to and by such qualified intermediaries.


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               (c)  In the event of an election pursuant to paragraph (a)
     or (b) above, the provisions of this Agreement shall be deemed to be amended to the extent necessary to permit the carrying out of such election or exercise.

               (d) Notwithstanding any election or lack of election made pursuant to this Section 4, SEACOR Holdings agrees to guarantee the indemnification obligations of the Purchaser to Seller pursuant to
     Section 14 hereof; provided, however, that Seller shall not seek to
                        -----------------------
     enforce the above guarantee of SEACOR Holdings unless and until Seller has first sought performance of those obligations from Purchaser and Purchaser shall have refused or been unable to fulfill those obligations.

          5.   ACCESS TO PLANTS, PROPERTIES AND RECORDS.

               (a) From and after the date of this Agreement, Seller shall afford to the Purchaser and its officers, attorneys, accountants, environmental consultants, and other authorized representatives of Purchaser reasonable access to all offices, plants, properties, equipment, files, contracts, agreements, books of account, tax returns of Seller, and other books and records of Seller in order that Purchaser may have the opportunity to make such further investigation as it shall desire to make of the affairs of Seller, and Purchaser shall be permitted to make extracts from, or copies of, such books and records; and Seller shall furnish or cause to be furnished to Purchaser such financial and operating data and other information as to the businesses and properties of Seller, including, but not limited to, current operating information, financial statements, capital budgets, management forecasts, ledgers, marketing

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     reports, customer sales/revenue breakdowns, compensation levels of all employees and employment agreements, personnel files and records, vessel charter contracts, and basic and master agreements and owner operating agreements as Purchaser shall reasonably request. Notwithstanding the foregoing, Seller shall not be obliged to provide access to Purchaser to any contracts which it is contractually bound to keep confidential, provided that Seller shall inform Purchaser as to the existence of such contractual requirement and shall use best efforts to obtain a release from the same for the benefit of Purchaser. If the transactions contemplated by this Agreement shall, for any reason, not be consummated, then Purchaser will treat as confidential all information received from Seller pursuant to this
     Section 5 or otherwise and will return to Seller all documents received or copies made by Purchaser in accordance herewith.

               (b) The Seller agrees to replace or repair spare parts customarily carried aboard the Vessels which are taken out of spare and used as a replacement on any Vessel prior to delivery of such Vessel to Purchaser hereunder.

          6.   CLOSING DATE.

          The purchase and sale provided for in this Agreement shall take place at the offices of Phelps Dunbar, L.L.P., counsel for Seller, at 10:00 a.m., Central time, on January 3, 1997 (such time and date being herein called the Closing Date), or such earlier date as the parties may mutually agree. Notwithstanding the foregoing, the Closing Date may be postponed to 10:00 a.m., Central time, on a date on or before January 31, 1997, at the request of Purchaser

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     if Purchaser is unable to comply by the Closing Date with any of the conditions referred to in Section 12 or 13 hereof, as the case may be, or at the request of Seller if it is, after the exercise of best efforts, unable, by January 3, 1997, to obtain the consent of the Maritime Administration to the sale of the Vessels that are subject to restrictions under a Capital Construction Fund, which are conditions precedent to the obligation of the other party to close the transaction (unless such conditions are waived by such other party).

          7.   INSTRUMENTS OF TRANSFER, ETC.

               (a) Subject to the provisions of Section 7(c) hereof, the sale and transfer of the Purchased Assets shall be made at Purchaser s expense (except as otherwise provided in this Agreement) on the Closing Date by bills of sale, assignments and other instruments of conveyance and transfer as shall be appropriate to carry out the intent of this Agreement and as shall be sufficient to convey to Purchaser all the right, title and interest of Seller to, and the right to full custody and control of, the Purchased Assets, free and clear of any and all liens, charges, mortgages, encumbrances and security interests whatsoever. All sales, use, and ad valorem taxes and all filing and recording fees in connection with such instruments of transfer shall be borne by Purchaser. In the case of assignment of any right, contract, license, lease or other instrument requiring the consent of another party thereto, Seller will use its best efforts to obtain such consent prior to the Closing Date, subject to the provisions of Section 7(f) hereof.


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                    i)   Without limiting the generality of the foregoing,
                         Seller shall deliver the documents described below, more specifically described and enumerated in Schedule 7.1 hereto:

                         A. Customary bills of sale in recordable form, transferring ownership of the Vessels owned by it, including all appurtenances, stores, outfitting, lubes, and fuel on board or on shore or on order, broached or unbroached, all navigational aids, and all spares on board, warranting title to such Vessels, free and clear of liens, mortgages, rights in rem
                                                                    -- ---
                              or any other encumbrances whatsoever other than certain trading restrictions as specified in the respective schedules attached hereto; and

                         B.   Such other customary bills of sale,
                              assignments, documents and instruments as more fully set forth in Schedule 7.1 hereto.

                   (ii) The Seller shall deliver any and all consents, including resolutions and shareholder consents, necessary for the sale and transfer of the Purchased Assets and any and all consents, permits, licenses, and other authorizations held by Seller that are


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                         necessary for the continuing use and operation of
                         the Purchased Assets by the Purchaser as contemplated hereby.

               (b) On the Closing Date, Purchaser will deliver an instrument substantially in the form of Schedule 7.2 hereto evidencing its assumption of the obligations being assumed by it hereunder.

               (c) Notwithstanding the foregoing, each Vessel to be delivered hereunder shall be delivered to Purchaser at the time of Closing on the Closing Date immediately following the receipt by Seller of the funds to be wire transferred pursuant to Section 2(a) of this Agreement, wherever the Vessel shall then be located, provided,
                                                                --------
      however, that should such delivery be impossible or unsafe due to
      -------  ----
     adverse weather conditions or some damage casualty to the Vessel in question, such delivery shall be delayed until such adverse weather
     subsides or such damage casualty is repaired.   Seller warrants that
     all of the Vessels are presently documented with the United States Coast Guard. At the time of Closing, Seller shall furnish to its counsel, viz: Phelps Dunbar, L.L.P., for each Vessel the original and one copy of a duly executed Bill of Sale on the standard U.S. Coast Guard form (CG-1340), in recordable form, which document shall be held in escrow and in trust with respect to each respective Vessel pending receipt of the cash consideration as specified in this contract with respect to that Vessel. Phelps Dunbar, L.L.P., shall, upon receipt by Seller of the stated consideration with respect to each such Vessel, be fully authorized to deliver the documents with respect to that particular Vessel in whatever manner and fashion and to whomever they


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     deem appropriate.  The original Certificate of Documentation of each
     Vessel should either be aboard the Vessel or in the possession of Phelps Dunbar, L.L.P., at the time of Delivery, and each such Certificate of Documentation shall become the property of Purchaser at the time of Delivery, with the understanding and agreement that such Certificates of Documentation will be surrendered to the United States Coast Guard at the time each Vessel is redocumented in the name of Purchaser. In addition, Seller shall provide to Purchaser an opinion of counsel for Seller in form and substance satisfactory to Purchaser.

               (d) On the Closing Date, Seller will by appropriate instrument constitute and appoint Purchaser, its successors and assigns, and its true and lawful attorney or attorneys, with full power of substitution, in the name of Seller but on behalf of and for the benefit of and at the expense of Purchaser, to institute, prosecute, defend, and compromise any and all actions, suits, or proceedings in respect of any Purchased Asset, but only if and to the extent that Seller does not or cannot, after demand and presentment, indemnify Purchaser against any occurrence indemnifiable pursuant to
     Section 14(b) hereof. The foregoing power is coupled with an interest and shall be irrevocable by Seller or by its dissolution or in any manner or for any reason. Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers, including any sums payable as interest in respect thereof, and Seller will pay to Purchaser, when received, any amounts which shall be received by Seller in respect of Purchaser's efforts pursuant to this paragraph.


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               (e)  At any time and from time to time after the Closing
     Date, Seller will, upon the request and at the expense of Purchaser (except as to subsequent deeds as provided in paragraph (c) above), do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the better assigning, transferring, granting, conveying, assuring and confirming to Purchaser, or for aiding and assisting in the collection of or reducing to possession by Purchaser, any of the Purchased Assets.

               (f) Nothing contained in this Agreement shall be construed as an attempt to assign (i) any contract which is in law nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, or (ii) any contract or claim as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Purchaser as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every contract and claim of the character described in clauses (i) and (ii) of the preceding sentence and all claims and demands on such contracts may be realized, Seller, by itself or by its agents, will, at the request and expense and under the direction of Purchaser, in the name of Seller or otherwise as Purchaser shall specify and as shall be permitted by law, take all such actions and do or cause to be done all such things as shall in the opinion of Purchaser be necessary or proper (x) in order that the rights and obligations of Seller under such contracts shall be preserved and (y) for, and to facilitate, the

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     collection of the moneys due and payable, and to become due and payable, to Seller in and under every such contract and claim and in respect of every such claim and demand, and Seller shall hold the same for the benefit of and shall pay the same over to Purchaser. The foregoing covenant shall survive indefinitely.

          8.   OTHER ACTIONS BY THE SELLER AND THE STOCKHOLDERS.

               The Purchaser reserves the right to retain the names of all acquired Vessels.

          9.   REPRESENTATIONS AND WARRANTIES OF SELLER.

          Seller hereby represents and warrants to, and covenants and agrees with, Purchaser, as of the date hereof and as of the Closing Date, that:

               (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, having its principal place of business and its registered office at 115 Landry Street, P.O. Box 189, Patterson, Louisiana 70392. Seller has full power and authority to own or hold its properties and to conduct its business as presently conducted. Seller is licensed or qualified to do business as a foreign corporation or entity, as the case may be, and in good standing in all jurisdictions wherein its failure to be so licensed or qualified would have a material adverse effect on the Purchased Assets.

               (b) The execution and delivery of this Agreement by Seller, the performance by Seller of its covenants and agreements hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary actions (corporate and other) of Seller. This Agreement has been duly executed and delivered by Seller and the

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     Stockholders and constitutes a valid and legally binding obligation of
     Seller and each Stockholder, enforceable against Seller and each Stockholder in accordance with its terms.

               (c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the articles of incorporation or by-laws of the Seller or any applicable statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of, or accelerate the performance required by, any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Seller is a party or by which it or any of the Purchased Assets is bound.

               (d) Ninety-four and one-half percent (94.5%) of the outstanding shares of capital stock of Seller is owned by the Stockholders. All of the outstanding shares of capital stock of the Seller have been validly issued and are fully paid and non-assessable. There are no subscriptions, warrants, options, calls, commitments or agreements to which Seller is bound relating to the issuance or sale of shares of its capital stock or other securities.

               (e) The Purchased Assets include all of the vessels of Seller, along with the related operating assets of Seller, excluding real property, used in or related in any way to the offshore service business of Seller as presently conducted, and such assets constitute substantially all of the assets used by Seller during the last three fiscal years in the conduct of such business. Seller has good and marketable title to the Purchased Assets owned by it, free


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     and clear of any defect in title and free and clear of all liens, charges, encumbrances, mortgages or security interests whatsoever, except as set forth in Schedule 7.1. Seller has the right to sell and transfer its Purchased Assets to Purchaser, and upon transfer of the Purchased Assets to Purchaser pursuant hereto, Purchaser will acquire good and marketable title and all of Seller s right, title, and interest in and to the Purchased Assets, free and clear of any defect in title and free and clear of all liens, charges, encumbrances, mortgages, or security interests whatsoever, except for certain trading restrictions imposed on some of the Vessels and set forth in
     Schedule 7.1. All of the Vessels have valid USCG Certificates of Inspection, and the Vessels designated in Part II of Schedule 7.1 as ABS classed, are in class as provided in said Schedule, free of recommendations.

               (f) Seller delivered to Purchaser its balance sheet as of December 31, 1995, together with the related statements of operations, retained earnings and changes in financial position, including the notes thereto, if any, all for the year then ended, which audited financial statements have been reported on by Wegmann-Dazet and Company, the certified public accountants for Seller (such financial statements are herein referred to as the "Financial Statements"). The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. The Financial Statements fully and fairly present the financial condition of the Seller in all material respects as of the dates thereof and the results of the operations of Seller for the periods indicated. The balance sheets constituting a part of


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     each of the Financial Statements fairly reflects all liabilities of the Seller of the types normally reflected in balance sheets as at the date thereof. True, correct and complete copies of each of the Financial Statements have been delivered to Purchaser.

               (g) Except as set forth in Schedule 9.1 or, as to events occurring after the date of this Purchase Agreement, in an addendum to
     Schedule 9.1 to be filed on the Closing Date, subsequent to September 30, 1996, and, in the case of Purchased Assets, since the date that Purchaser inspected those Purchased Assets, there has not been any (i) material adverse change or prospective change in the condition of the Seller, financial or otherwise, or in the results of its operations;
     (ii) material damage or destruction (whether or not insured) affecting the Purchased Assets or the business operations of Seller; (iii) labor dispute or, to the best of the knowledge of the Seller, threatened labor dispute involving any of the employees of the Seller; (iv) actual or, to the best of the knowledge of the Seller, threatened dispute pertaining to the business with any major supplier or customer of Seller; or (v) other event or condition of any character, known to the Seller or which in the exercise of reasonable diligence should be known to it, not disclosed in this Agreement pertaining to and materially adversely affecting the business.

               (h)  Seller has filed or caused to be filed all Federal,
     state, municipal and other tax returns, reports and declarations required to be filed by it and, where applicable, has paid or reserved (as reflected on the balance sheet in accordance with generally accepted accounting principles) for any and all taxes, imposts, assessments, levies, or other governmental charges of any kind whatsoever, including, but not limited to, income, franchise, sales, use, ad valorem, unemployment, withholding, social security, worker s compensation and estimated income and franchise taxes (including any interest, penalty, fine or addition thereto) ("Taxes") which have been or shall become due with respect to all taxable periods ending at or prior to the date hereof (and will pay or reserve (in accordance with generally accepted accounting principles) for all taxes which shall become due with respect to all taxable periods, or portion thereof, ending at or prior to the Closing Date). No deficiency in payment of any Taxes for any period, except as listed on Schedule 9.2(a) and for which scheduled deficiencies the Seller has set aside adequate reserves, has been asserted by any taxing authority which remains unsettled at the date
     hereof.   Seller has not been (nor with notice or lapse of time or
     both, would be) in violation of any applicable law relating to the payment or withholding of Taxes. Seller has duly and timely withheld from (x) all employee salaries, wages, and other compensation and (y) all other payments, and paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable laws. None of the Purchased Assets is an asset or property that is or will be required to be treated as being (i) owned by any Person (other than the Purchaser) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Internal Revenue Code of 1986, as amended. Set forth in Schedule 9.2(b) is an itemization of all taxes other than income taxes which are due or shall become due with respect to all taxable periods ending on or prior to the Closing Date.

               (i) Annexed hereto as Schedule 9.3 is a list of all policies of liability, theft, environmental liability, fidelity, life, fire, casualty, hull, marine protection and indemnity and other forms of insurance held by Seller and relating to its business (specifying the type of coverage, insurer, policy number, policy period and named insured). All such policies are in full force and effect and all premiums due thereon prior to or on the Closing Date have been paid. Seller has complied in all material respects with the provisions of such policies. Seller has endeavored to place all policies of insurance held by them with solvent underwriters.

               (j) Set forth in Schedule 3.1 are a list and brief description of (i) all charters, contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which Seller is a party or by which Seller or any of its assets is bound and which are to be assigned to, and assumed by, Purchaser pursuant to this Agreement; and (ii) obligations and liabilities of Seller pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the conduct of business with respect to which the remaining obligation of Seller is in excess of $5,000 in the aggregate and which are to be assigned to, and assumed by, Purchaser pursuant to this Agreement (which Schedule shall be updated as of December 31, 1996, as appropriate). Seller is not in default in the performance of any covenant or condition under any of the aforementioned contracts and, to the knowledge of the Seller after reasonable inquiry, no claim of such a default has been made. To the knowledge of the Seller, no other party thereto is in default in the performance of any covenant or condition under any of the aforementioned agreements.

               (k) Set forth in Schedule 9.4(a) is a list of all agreements between Seller and the employees of Seller with regard to compensation, whether individually or collectively, except oral agreements terminable by Seller on not more than 30 days notice without penalty, and set forth in Schedule 9.4(b) attached hereto is a list of all (i) employees of Seller and their respective positions, job categories, years of service, and salaries; and (ii) agents or other representatives retained or utilized by Seller and the basis on which they are compensated. All employees who are absent from active employment (by reason of disability, leave of absence, maintenance and cure, or otherwise) are separately listed on Schedule 9.4(c). There are no collective bargaining, employment, consultancy or similar agreements with respect to current or former employees of the business. No union or other collective bargaining unit has been certified or recognized by Seller as representing any of its employees.

               (l) Except as set forth on Schedule 9.5, there are no pending or, to the best knowledge of the Seller, threatened (A) strikes, work stoppages, slowdowns, grievances or other labor disputes with respect to any employees of the Seller or (B) complaints or charges with any federal, state or local governmental agency or court, with respect to any employees of the business.

               (m) i) Set forth in Schedule 9.6(a) is a list of all Environmental Permits held by Seller pursuant to or required by any Environmental Law to operate the Purchased

     Assets and operations of the Seller in the manner in which they have
     heretofore been operated.               ii)  Except as set forth in
     Schedule 9.6(b): (A) the Purchased Assets and operations of the Seller that are being purchased by the Purchaser comply with all such Environmental Permits and the Environmental Laws; (B) neither any of the Purchased Assets nor any of the operations of the Seller that are being purchased by Purchaser is subject to or has given or, insofar as Seller can reasonably foresee, may give rise to Environmental Costs and Liabilities; (C) neither the Seller nor any predecessor of the Seller nor any Purchased Asset or operation of the Seller purchased by the Purchaser is subject to any outstanding written Order or Contract respecting any Environmental Laws; (D) there are no investigations or judicial or administrative proceedings under any Environmental Law pending or, to Seller s knowledge after reasonable inquiry, threatened against the Seller or any of the Purchased Assets or any of the operations of the Seller; (E) neither the Seller nor any operator, lessee, or prior owner or operator of any of the Purchased Assets or operations of the Seller being purchased by the Purchaser has stored, treated, disposed of, transported, or arranged for the disposal of any Hazardous Material; (F) there are not now, nor, to the knowledge of the Seller, have there ever been, any underground storage tanks, aboveground storage tanks, dikes or impoundments, any asbestos-containing materials, any polychlorinated biphenyls, or any radioactive substances on, in or under any real property owned, leased or operated by the Seller or any of its predecessors; and (G) no lien in favor of any governmental authority for any liability under any Environmental Law, or for damages arising from or costs incurred by such governmental authority in response to a Release of a Hazardous Material into the environment, has been filed or attached to any of the Purchased Assets or any of the locations upon which the operations of the Seller are conducted. Purchaser shall not incur Environmental Costs and Liabilities in excess of $5,000 in the aggregate to obtain the stormwater permit, oil spill contingency plan, or hazard communication program listed on Schedule 9.6(b).

               (iii) For the purpose of this Section 9(m):

                   (A) Contract means any oral or written contract, agreement, or other arrangement;

                   (B) Environmental Costs and Liabilities means any and all losses, liabilities, whether known or unknown, liquidated or contingent, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial action under any Environmental Law) arising from or under any Environmental Law;

                   (C)   Environmental Law  means any federal, state,
                         local, or foreign law (including common law), relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., the
                                                            -- ----
                         Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and
                                  -- ----
                         Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq.,
                                                                   -- ----
                         the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the
                                                                 -- ----
                         Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Toxic
                                                           -- ----
                         Substances Control Act, 15 U.S.C. ss. 2601 et seq.,
                                                                    -- ----
                         the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701
                         et seq., the Federal Insecticide, Fungicide, and
                         -- ----
                         Rodenticide Act, 7 U.S.C. ss. 136 et seq., and the
                                                           -- ----
                         Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., as such laws have been amended or
                             -- ----
                         supplemented, and the regulations promulgated pursuant thereto, and all analogous state, local or foreign statutes;

                   (D) Environmental Lien means any lien in favor of any governmental authority arising under
                         Environmental Laws;

                    (E) Environmental Permit means any permit, approval, authorization, license, variance, registration, or permission required under any applicable
                         Environmental Law or Order;

                    (F) Hazardous Material means any substance, material or waste which is regulated by any governmental authority, including, without limitation, any material, substance or waste which is defined as a
                          hazardous waste,   hazardous material,
                          hazardous substance,   extremely hazardous
                          waste,   restricted hazardous waste,
                          contaminant,   toxic waste  or  toxic substance
                          or any analogous term under any provision of Environmental Law, which includes, but is not limited to, petroleum, asbestos, and polychlorinated biphenyls;

                    (G) Order means any order, injunction, judgment, decree, ruling, assessment or arbitration award;

                    (H) Release means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

               (n) Set forth in Schedule 9.7(a) is a list and brief description of all of the patents, registered and common law trademarks, service marks, trade names, copyrights, licenses and other similar rights of Seller and applications for each of the foregoing (the "Intellectual Property"). The Seller owns all right, title and interest in and to all the Intellectual Property. The Intellectual Property so listed constitute all the proprietary rights necessary to the conduct of the business of Seller as currently conducted; no adverse claims have been made and no dispute has arisen with respect to any of the Intellectual Property; and the operations of Seller and the use by Seller of such Intellectual Property do not involve claimed infringement of any patent, trademark, service mark, trade name, copyright, license or similar right. Except as set forth in Schedule 9.7(b), no persons or businesses otherwise using any of the Intellectual Property have ever attempted to restrain Seller from using the Intellectual Property.

               (o) Set forth in Schedule 9.8 is a list and brief description of all pending litigation involving Seller or any of the Purchased Assets. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the officers of Seller after reasonable inquiry, threatened against or affecting Seller, at law, or in equity or admiralty, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or the likelihood of any injunction or order which, individually or in the aggregate, may result in any material adverse change in the business, operations or properties of Seller or which could result in a lien, claim, or judgment against any Purchased Asset (except for lawsuits and threatened lawsuits listed on Schedule 9.8 involving claims that could result in a lien on a Vessel by operation of law) or which could prevent or jeopardize the transactions contemplated hereby. Seller is not, to the knowledge of any officer thereof after reasonable inquiry, in violation of or default with respect to any statute, ordinance, regulation, permit, order, writ, injunction or decree of any court or

     Federal, state or local governmental agency or instrumentality, violation of which would result in a material adverse change in the business, operations or properties of Seller or which could prevent or jeopardize the transactions contemplated hereby. In the operation of its business, the Seller has complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and Seller is not liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

               (p) The Seller is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, qualified to engage in the coastwise trade, and is not a foreign person within the meaning of Sections 897 and 1445 of the Internal Revenue Code of 1986, as amended.

               (q) No consent, approval or authorization of, or declaration or filing with any governmental authority is required on the part of Seller in connection with the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, except (i) for any asset transfer notification filings required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.A. Section 18a(c)(8), as amended, which have been filed; (ii) the consent of the Maritime Administration ("Marad") to the transfer of any vessels which are subject to a Capital Construction Fund Agreement with Marad; and (iii) the consent of all appropriate agencies to the assignment of any permits necessary for use of the Purchased Assets or operation of the business of the Seller, as listed in

     Schedule 9.9. Seller is in compliance with each Capital Construction Fund Agreement to which it is a party without default thereunder.
     Schedule 9.10 sets forth for each Vessel subject to a trading restriction under any Capital Construction Fund Agreement or related agreement by Vessel, the expiration date of the trading restriction, the number of years each such trading restriction applies to said Vessel and the aggregate amount of qualified withdrawals applicable to each such Vessel.

               (r) Seller has provided to Purchaser within the time required by the Letter of Intent dated as of October 24, 1996, between, inter alia, the Purchaser and Seller all information required
              ----- ----
     to be provided pursuant to said Letter of Intent and such additional information as Purchaser has requested, including the following information:

               (i) a list of all drydockings due and the date due within twelve months following October 24, 1996;

               (ii) a summary of all maintenance and repair expenses for the last three (3) years, reports or information on drydockings performed in the last three (3) years, and a list by vessel of engine change outs ;
               (iii) a list of all spares, fuel, lubricants, and inventories both on the Vessels and ashore, primarily relating to, but not limited to, the vessels, and the vessel charter agreements that set forth the fuel and lubricants owned by Seller with respect to each such Vessel;

               (iv)      notice of any lawsuits;

               (v) a description of current insurance policies, including the premiums and deductibles under such policies and a schedule of all claims made against such policies for the three years prior to the date of this Agreement;
               (vi) complete copies of all Capital Construction Fund Agreements to which the Seller is party;
               (vii)     copies of United States Coast Guard
                         Certificates of Inspection and ABS Loadline and Hull and Machinery Certificates for each Vessel having such certificates, and a list of all Vessels that do not have such certificates;
               (viii)    any orders, permits, or licenses;

               (ix) a list of customers for each vessel, and customer rankings by revenue for 1994, 1995, and 1996 through October 31;

               (x) lost time accident statistics for the three (3) year period ending on the date of this Agreement;

               (xi) a schedule of administrative employees (i.e., non-seagoing employees) of the Seller, listed by name, position, years of service, and location;

               (xii) copies of the Seller s medical and dental plans;

               (xiii) a schedule of vehicles, if any, included in the Purchased Assets, including description, vehicle ID number, and mileage;

               (xiv) the 1993, 1994, and 1995 audited financial statements for the Seller;

               (xv) copies of any equipment or other lease agreements to which the Seller is party;

               (xvi) copies of all pleadings relating to any outstanding lawsuits, copies of any outstanding judgments, copies of any settlement agreements or court or administrative orders requiring continuing or future action or payment by the Seller, copies of any notices of potential litigation or notices of actual or potential violations of any law or regulation by the Seller;
               (xvii) copies of all permits, licenses, or other papers required by any governmental authority and held by Seller;

               (xviii) a schedule setting forth all employees of the Seller who are presently either unfit for duty, restricted to light duty, or who have lawsuits pending against the Seller;

               (xix) a schedule setting forth all non-employees who have health insurance coverage through the Seller;

               (xx) copies of all current vessel charter parties and a schedule of all written or verbal charter rate commitments for each Vessel and the length of time each rate is held firm; and

               (xxi) a copy of the Supply Boat s construction contract and copies of all paid invoices, written change orders, all vessel drawings and specifications, and all agreements regarding options on further vessels.

               (s) No representation or warranty made under any Section hereof and none of the information furnished by Seller or the Stockholders set forth herein, in the exhibits hereto or in any document delivered by Seller or the Stockholders to Purchaser, or any authorized representative of Purchaser, pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

               (t) Sales and Use Taxes: Any sales or use taxes payable as a result of the sale of the Purchased Assets pursuant to this Agreement shall be for Purchaser s account. Seller represents and warrants that it is engaged primarily in the offshore service vessel industry, and that it is not now nor has it been in the past, engaged in the business of purchase and sale of vessels and related equipment. Any previous sales of vessels and related property made by Seller have been sales of depreciated, obsolete, or surplus vessels or equipment as an incident of the business described above, and Seller has never been assessed, or required to remit, sales taxes in connection with any such sale.

          10.  REPRESENTATIONS AND COVENANTS OF PURCHASER.

          Purchaser represents and warrants to, and covenants and agrees with, Seller, as of the date hereof and as of the Closing Date, that:

               (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to acquire the Purchased Assets and to assume the obligations provided for in this Agreement.

               (b) The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its covenants and agreements hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

               (c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of Purchaser or any applicable statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of, or accelerate the performance required by, any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which Purchaser is a party or by which Purchaser or any of its assets is bound.

               (d) Purchaser is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended.

               (e) No consent, approval or authorization of, or declaration or filing with any governmental authority is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement, except for any asset transfer notification filings required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.A. Section 18a(c)(8) as amended, which have been filed.

               (f) Purchaser will cooperate fully with Seller to obtain any and all approvals and consents necessary to effect the transactions contemplated by this Agreement.

               (g) Purchaser either has, or has firm commitments to obtain, all of the cash to be used for the purchase price.

               (h)  Purchaser has inspected those Vessels listed on
     Schedule 10.1 hereto as of the dates indicated on the foregoing schedule and, at the Closing, shall indicate in an addendum to
     Schedule 10.1 the dates of inspection of all other Vessels to be acquired from Seller.

          11.  SELLER S COVENANTS PRIOR TO CLOSING.
          Prior to the Closing Date, Seller covenants and agrees with Purchaser as follows:

               (a) Seller shall conduct its business and operations in the ordinary course and in substantially the same manner in which they have in the past been conducted and will use its reasonable efforts to maintain, preserve and protect the Purchased Assets (including goodwill) until closing; such conduct shall include but not be limited to:

               (i) Seller will follow all normal drydock and maintenance practices and replacement of spares in operating its fleet and will not defer any maintenance;

               (ii) Seller will maintain continuity in its personnel practices and procedures and will promptly notify Purchaser if a key employee gives notice of leave;

               (iii) Seller will provide prior notification to Purchaser in the event a Vessel will be drydocked;

               (iv) Seller will notify Purchaser of its knowledge after reasonable inquiry of the occurrence of any insurable event;

               (v) Seller will notify Purchaser promptly if it learns of any actual or potential lawsuit, court order, settlement, investigation by any governmental authority, or administrative action, including any notice of violation or potential violation of any law or regulation that may materially affect any of the assets of or the value of any of the assets of the Seller;

               (vi) Seller will not incur liabilities other than in the ordinary course of business or enter into charters for its Vessels which have a term of longer than six months without first obtaining the prior written agreement of Purchaser, which consent will not be unreasonably withheld;
               (vii) Seller will use its best efforts to preserve its respective present business organizations intact and keep available the services of its present employees, but Seller will not materially change the employment arrangements for those employees other than in the ordinary course;
               (viii) Seller will not make any material changes in its customary method of operations, including marketing and pricing policies and maintenance of business premises, fixtures, furniture, equipment and Vessels, except that Seller shall terminate its vacation policy effective on the close of business on December 31, 1996;
               (ix) Seller will not modify, amend or cancel any existing contracts or leases which are included in Purchased Assets or which are to be assumed by Purchaser in accordance with this Agreement;

               (x) Seller will pay all amounts payable by it under any contract, order or other undertaking timely and in the ordinary course of business;

               (xi) Seller agrees not to use any proceeds of any Capital Construction Fund for any vessel presently under construction or for any other new vessel; and

               (xii) Seller will not take any action which would make any of the representations and warranties in this Agreement untrue at Closing Date.

          Seller further agrees that it will not enter into any contract for the sale, refinancing or chartering for more than six months of any of the Purchased Assets without first obtaining Purchaser s prior written consent, which consent shall not be unreasonably withheld. Seller shall maintain its books and records in a manner that fairly represents its income, expenses and liabilities and make those books and records available to Purchaser during reasonable business hours.

               (b) Seller shall permit Purchaser and its representatives access to inspect and survey the Vessels upon reasonable notice and at times reasonably convenient to Seller and its customers. Seller agrees to cooperate to make any Vessel available on a reasonable basis and cooperate in accessing voids and other reasonable areas customarily inspected on vessels and to make the Vessels current log books available for Purchaser s inspection.

               (c) Purchaser and Seller agree that Purchaser and its representatives intend to drydock vessels constituting not more than 20% of the Seller s fleet. If Purchaser wishes to drydock a Vessel or Vessels not already scheduled to be drydocked in the normal course of Seller s business, then Seller agrees to cooperate with Purchaser.
     The cost of such drydocking shall be for Purchaser s account but the cost of moving such Vessel or Vessels to the dock shall be for the Seller s account. Whenever practicable, drydockings will be performed at facilities customarily utilized by Seller for drydocking vessels.

               (d) Seller shall permit Purchaser to conduct such due diligence following the date of execution of this Agreement and continuing until the Closing Date as Purchaser deems necessary in either of the following events: (i) on or after October 24, 1996, there has been a material change in the business of the Seller or an event has occurred that could reasonably be expected to have a material effect on the Seller s business or on the value of any of the assets to be acquired by Purchaser; or (ii) Purchaser is required to obtain further information from Seller in order to obtain any government approval necessary for the consummation of the transactions contemplated by this Agreement or for Purchaser s use of the assets to be acquired from Seller. Seller shall cooperate with Purchaser in the conduct of any due diligence under this subsection (d) by providing to Purchaser, as soon as practicable following a request for information, such information as is reasonably available to it.

               (e) Seller shall maintain in full force and effect through the Closing Date all of its presently existing insurance coverage, or insurance comparable to such existing coverage.

               (f) On or before the Closing Date, as required by law or regulation, Seller shall have notified the appropriate authorities of its intent to transfer to the Purchaser any permits necessary for the operation and use of the Purchased Assets and the business of the Seller. Seller agrees to cooperate with Purchaser in (i) identifying any and all permits required by Purchaser to operate the business of the Seller from and after the Closing Date and (ii) either transferring such existing permits of Seller to Purchaser or obtaining such new permits as Purchaser requires. Seller shall use its best efforts to obtain, prior to the Closing Date, all necessary permits, approvals and consents required in order to effect the transactions contemplated hereby and to permit Purchaser to use the Purchased Assets as they have heretofore been used, including but not limited to consents or approvals required by the U.S. Maritime Administration, U.S. Environmental Protection Agency, and any other governmental authority, lessors or any other parties to contracts, leases, permits, licenses or agreements to be assigned pursuant to this Agreement. Seller agrees to cooperate fully with Purchaser to ensure that any consent required from the U.S. Maritime Administration is satisfactory to Purchaser.

          12.  CONDITIONS TO OBLIGATIONS OF PURCHASER.

          The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the conditions that:

               (a) All the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been fully complied with and performed in all material aspects.

               (b) The representations and warranties made by Seller herein shall be correct in all respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

               (c) On or before the Closing Date, Seller shall have obtained all approvals or consents necessary for the consummation of the transactions contemplated hereby, including:

               (i) the consent of Marad to the transfer of any Vessels which are subject to a Capital
                         Construction Fund Agreement with Marad;

               (ii) the consent of all appropriate agencies to the assignment or transfer to the Purchaser of any permits necessary for use of the Purchased Assets or operation of the business of the Seller. Also on or before the Closing Date, any waiting period prescribed by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.A.
                         Section 18a(c)(8), as amended ("H-S-R"), shall have been waived by the United States or shall have expired without further investigation or commencement of judicial proceedings, provided, however, that if
                                               --------  -------
                         any such investigation or judicial proceedings are initiated, the same shall have been finally concluded and resolved to the satisfaction of both parties, provided further, however, that, if the
                                  -------- -------  -------  ----
                         United States conditions approval of the transactions contemplated by this Agreement upon the taking of any additional actions, including but not limited to divestiture of any vessels or other assets, by Purchaser or any affiliated entity, then Purchaser, at its option, shall either:

                         (A) notify Seller of its intent not to go forward with the transactions contemplated by this Agreement, in which case Seller shall be released from its obligation under the Letter of Intent to refrain from soliciting, encouraging, initiating, or negotiating any offers or proposals relating to the Seller s assets from third parties; or

                         (B) notify Seller of its intent to go forward with the transactions contemplated by this Agreement; and

              (iii)     such other consents as are referred to in
                              Section 7 hereof and in Schedule 7.1 and 9.9 hereof.

               (d) Purchaser shall have received an opinion of Phelps Dunbar, L.L.P., counsel for Seller, dated the Closing Date, in form and substance satisfactory to Purchaser and its counsel.

               (e) Seller shall have furnished Purchaser with a certificate, dated the Closing Date, which shall state that (i) all the terms, covenants and conditions herein to be performed or complied with by it on or before the Closing Date have been fully performed or complied with and (ii) the representations and warranties made by it herein are correct, on and as of the Closing Date, with the same force as though such representations and warranties had been made on and as of the Closing Date.

               (f) No action, suit or proceeding against Seller, the Stockholders, or Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

          (g) The transactions contemplated by that purchase agreement, dated of even date herewith, among Acadian Offshore Services, Inc., Galaxie Marine Service, Inc., Moonmaid Marine, Inc., and Triangle Marine, Inc., shall have been consummated as of the Closing Date.

          13.  CONDITIONS TO OBLIGATIONS OF SELLER.

          The obligations of Seller under this Agreement are, at its option, subject to the conditions that:

               (a) All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been fully complied with and performed in all material respects.

               (b) The representations and warranties made by Purchaser herein shall be correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

               (c) On or before the Closing Date, Seller shall have obtained all necessary governmental approvals or consents necessary for the consummation of the transactions contemplated hereby.

               (d) Seller shall have received opinions, dated as of the Closing Date, from Fort & Schlefer, L.L.P., and Lugenbuehl, Burke, Wheaton, Peck, Rankin & Hubbard, counsel for Purchaser, in form and substance satisfactory to Seller and its counsel.

               (e) Purchaser shall have furnished Seller with a certificate, dated the Closing Date, which shall state (i) all the terms, covenants, and conditions herein to be performed or complied with by Purchaser on or before the Closing Date have been performed or complied with and (ii) the representations and warranties made by Purchaser herein are correct, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

               (f) No action, suit or proceeding against Seller, the Stockholders, or Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

          (g) The transactions contemplated by that purchase agreement, dated of even date herewith, among Acadian Offshore Services, Inc., Galaxie Marine Service, Inc., Moonmaid Marine, Inc., and Triangle Marine, Inc., shall have been consummated as of the Closing Date.

          14.  SURVIVAL OF AGREEMENT; DEFENSE OF CLAIMS BY THIRD PARTIES.

               (a) This Agreement, including the covenants, representations and warranties contained herein or in any certificate delivered pursuant hereto and the indemnities provided for herein, shall survive the closing hereunder, provided, however, that no claim
                                          --------  -------
     for indemnification under Section 14 of this Agreement, except for claims relating to title to the Purchased Assets or personal injury claims on which the statute of limitations or repose does not begin to run until discovery by the person asserting the claim, shall be made more than six (6) years after the Closing Date.

               (b)  Seller Indemnification.  The Seller hereby agrees to
                    ----------------------
     indemnify the Purchaser and its affiliates against, and to hold the Purchaser and its affiliates harmless from:

                    (i) any and all claims, demands, damage, loss, liability (whether fixed or contingent, known or unknown) and expense (including reasonable expenses of investigation and reasonable attorneys fees and expenses in connection with any action, suit or proceeding) (collectively, "Damages") arising out of or resulting from the ownership of the Purchased Assets or the operation of the Seller s business prior to the Closing Date;

               (ii) the failure of any of the representations and warranties made by Seller in this Agreement to have been true when made and as of the Closing Date;

               (iii)     the failure of Seller to comply with or
                         perform any covenant or agreement made or to be performed by Seller pursuant to this Agreement;

               (iv) any and all Environmental Costs and Liabilities based upon, attributable to, arising out of or resulting from, property owned, operated, or leased by Seller or its facilities or operations conducted prior to the Closing Date, or, in the case of Vessels, prior to delivery thereof pursuant to this Agreement;

               (v) the failure of the Seller to comply with, or to provide notice with respect to, the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement; and

               (vi) any and all Retained Liabilities, including any and all Taxes with respect to the ownership, use or leasing of any of the Purchased Assets on or prior to the Closing Date.

          (c)  Purchaser Indemnification.  The Purchaser hereby agrees
                    -------------------------
     to indemnify the Seller against, and to hold the Seller harmless from
     (i) any and all Damages arising out of or resulting from the ownership or operation of the Purchased Assets transferred to the Purchaser pursuant to this Agreement after the Closing Date; (ii) the failure of any representation or warranty of the Purchaser contained in this Agreement to have been true when made and as of the Closing Date;
     (iii) the failure of the Purchaser to comply with or perform any covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement; and (iv) any and all Assumed Liabilities; except with respect to Damages incurred after the Closing Date that were caused by or arose from breaches of any of the Seller s representations, warranties, covenants or agreements contained in this Agreement.

               (d)  Procedures for Claims; Exclusivity.
                    ----------------------------------

                    (i) The remedy of indemnification provided pursuant to this Section 14 shall be the sole and exclusive remedy of the Purchaser and the Seller for Damages arising out of any breach of any representation or warranty in this Agreement.

                    (ii) A party seeking indemnification pursuant to this
     Section 14 (an "Indemnified Party") from or against the assertion of any claim, or the commencement of any action, suit or proceeding in respect of which indemnity may be sought under this Section 14 (an "Assertion") shall (i) give prompt notice to the party from whom indemnification is sought (the "Indemnifying Party"), and (ii) provide the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice or copies or provide such information shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice by such failure). No

     Indemnified Party shall settle any Assertion without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                    (iii) The Indemnifying Party shall have the right, exercisable by the furnishing of written notice of an Assertion to the Indemnified Party within 20 days of receipt of notice from the Indemnified Party pursuant to Section 14(c)(ii) to assume the defense of such Assertion; provided, however, that
                    --------  -------

                    (A) the Indemnifying Party expressly agrees in its notice to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying Party shall be obligated to satisfy and discharge such Assertion; and

                    (B) no other person has the right to assume the defense of such Assertion pursuant to the terms of any insurance coverage.
     If the Indemnifying Party assumes such defense, the Indemnifying Party
     (1) may select counsel, which counsel shall be reasonably acceptable to the Indemnified Party, and (2) shall be obligated to pay the costs (including reasonable attorneys fees and expenses) incurred by the Indemnified Party in defending such Assertion between the date of the commencement of such Assertion and the date of the Indemnifying
     Party s assumption of such defense.

                    (iv) If the Indemnifying Party shall not have assumed the defense of any Assertion as provided in Section 14(c)(iii) or if, at any time after the Indemnifying Party shall have assumed the defense of any Assertion pursuant to Section 14(c)(iii), any of the conditions set forth in paragraphs (A) or (B) thereof is no longer satisfied, then, upon ten days written notice to the Indemnifying Party, the Indemnified Party may assume the defense of such Assertion with counsel selected by it and shall have the right to consent to the entry of judgment with respect to, or otherwise settle, such Assertion with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and the costs of such defense and/or settlement (including reasonable attorneys fees and expenses) shall be borne by the Indemnifying Party.

                    (v) The Indemnifying Party, if it shall have assumed the defense of any Assertion, shall have the right to consent to the entry of judgment with respect to, or otherwise settle, such
     Assertion; provided, however, that such judgment or settlement includes an
     --------  ------- ----
     unconditional release of the Indemnified Party and its affiliates from all liability or restrictions in respect of claims that are the subject matter of such Assertion.

                    (vi) The Indemnifying Party and the Indemnified Party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Assertion and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be requested in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate, at its own expense, in the defense or settlement of any Assertion which the other is defending.

          15.  EXPENSES AND TAXES.

          Except as otherwise provided herein, Seller and Purchaser shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby. Seller shall provide to Purchaser a certificate on the Closing Date to the effect that no sales and use taxes that are required to be collected by Seller from any third party are due and owing arising out of the operation of Seller s business prior to the Closing Date which have not been paid on or prior to the Closing Date.

          16.  COOPERATION AND PUBLICITY.

               (a) Neither Seller nor Purchaser shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to it set forth in this Agreement, and each shall promptly do all such acts and take all such measures as may be appropriate to enable it to perform as early as practicable the obligations herein provided to be performed by it.

               (b) No party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless required by law, regulation, court order or the rules of any applicable stock exchange or regulatory authority, and any such release or statement shall be subject to review by both parties.

          17.  WAIVER OF COMPLIANCE WITH BULK TRANSFER LAWS.

          The Purchaser hereby waives compliance by the Seller with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, in accordance with the terms and provisions of Section 14, the Seller agrees to indemnify and hold the Purchaser harmless from and against all Damages resulting from or arising out of the failure to comply with, or to provide notice with respect to, the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

          18.  MISCELLANEOUS.

               (a) Each party represents and warrants that there are no claims for brokerage commissions or finders fees in connection with the transactions contemplated by this Agreement resulting from any action taken by it. Each of the parties will exonerate, indemnify and hold harmless the other in respect of any and all losses sustained by the other as a result of liability to any broker or finder on the basis of any arrangement or agreement made by or on behalf of such party.

               (b) This Agreement cannot be orally changed or terminated. The parties may, by written supplemental agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracy in any representation contained herein or in any Schedule hereto, (iii) waive compliance with any of the covenants or conditions contained in this Agreement, and (iv) alter or amend this Agreement in any respect.

               (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither the Seller nor Purchaser shall assign any of its rights or privileges hereunder without the prior written consent of the other.

               (d) Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, firm or corporation, other than the parties hereto and their respective permitted successors and assigns or personal representatives, any rights or remedies under or by reason of this Agreement.

               (e) All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served if in writing and delivered personally (including delivery by messenger) or sent by telecopier facsimile (provided that answer-back confirmation is received by the sender), or registered or certified mail (postage prepaid, return receipt requested), addressed as follows or to such other address as a party hereto shall hereafter specify in writing to the other:

               In the case of the Purchaser:

                    SEACOR Holdings, Inc.
                    1370 Avenue of the Americas
                    25th Floor
                    New York, New York  10019
                    Fax:  (212) 582-8522
                    Attn:   Mr. Randall Blank
                            Executive Vice President

               With a copy to:

                    Alice N. Gran, Esquire
                    Fort & Schlefer, L.L.P.
                    1401 New York Avenue, N.W.
                    Suite 1200
                    Washington, D.C.  20005
                    Fax:  (202) 783-6898

               In the case of Seller:

                    Waveland Marine Service, Inc.
                    115 Landry Street
                    P.O. Box 189
                    Patterson, Louisiana  70392
                    Fax:  (504) 395-3525

               With a copy to:

                    Phelps Dunbar, L.L.P
                    400 Poydras Street
                    New Orleans, Louisiana  70130
                    Attn:  Virginia Boulet
                    Fax:  (504) 568-9130

               (f) This Agreement and the Schedules annexed hereto and made a part hereof contain the entire agreement between the parties hereto with respect to the purchase and sale of assets and other transactions contemplated herein and shall be governed by and construed in accordance with the laws of the State of Louisiana. Notwithstanding the foregoing or anything else to the contrary herein, those provisions of the Letter of Intent between the parties, dated as of October 24, 1996, and the Term Sheet attached thereto, which by their terms shall survive until January 31, 1997, shall continue to be valid and enforceable until those provisions terminate in accordance with the Letter of Intent, except to the extent that those provisions are inconsistent with the terms of this Agreement, in which case this Agreement shall govern.

               (g) If any provision of this Agreement shall be rendered invalid or unenforceable by any body of competent jurisdiction, such judgment shall not render the remainder of this Agreement invalid or unenforceable.

               (h) Subsequent to the closing hereunder and prior to proper recordation or filing by or on behalf of Purchaser of all necessary deeds or other instruments of transfer, Seller will cooperate in all respects in assertion by Purchaser of ownership to such properties and will not do anything inconsistent with such ownership.

          19.  POST-CLOSING ACCOUNTING

          The parties acknowledge that Seller is assigning to Purchaser no accounts receivable, and that, except as expressly provided in the first sentence of Section 3(a) hereof Purchaser is assuming no liabilities. Purchaser and Seller agree, consistent with their normal business practices, to cooperate in collecting and accounting for Seller s accounts receivable (including through use of Purchaser's computer equipment and office personnel as necessary) as of the Closing Date and to assist Seller in its efforts to discharge Seller s liabilities. The parties further agree to develop a procedure on or prior to the Closing Date to implement the foregoing. Such procedure shall include provision for (a) matching of payments received to invoices outstanding and identification of disputed invoices; and (b) assisting Seller in accounting for and paying outstanding payables.
     It is not intended that Purchaser will disburse or collect funds for the Seller, but Purchaser will assist the Seller in post-closing accounting for a period of six (6) months from the Closing Date.

          20.  STOCKHOLDERS  AGREEMENTS.

          The Stockholders hereby acknowledge and consent to the terms and provisions of this Agreement and agree to be bound by the terms and provisions hereof. The Stockholders also hereby represent that, among them, they are the owners of more than eighty percent (80%) of the issued and outstanding shares of stock of the Seller, and they hereby agree jointly and severally that they will not sell, transfer or otherwise encumber such shares prior to closing.

          21.  EXPENSES OF CLOSING

          Each party to this Agreement will pay its respective legal, accounting, and other costs incurred in connection with this transaction.

          22.  DEFINITIONS.

          Attached hereto as Schedule X is a schedule of definitions of defined terms used in this Agreement and other terms used herein without definition.

          IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

                                        SEACOR MARINE, INC.

                                        By:  /s/ Timothy McKeand
                                             Vice President


                                        SEACOR HOLDINGS, INC.

                                        By:  /s/ Milton Rose
                                             Vice President


                                        WAVELAND MARINE SERVICE, INC.

                                        By:  /s/ F. C. Felterman
                                             President

                                        THE STOCKHOLDERS:


                                             /s/ F.C. Felterman
                                             F.C. Felterman


                                             /s/ Ernest Felterman
                                             Ernest Felterman


                                             /s/ D. Lee Felterman
                                             D. Lee Felterman


                                             /s/ Daniel C. Felterman
                                             Daniel C. Felterman




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